Exhibit 10.1
SETTLEMENT AGREEMENT AND GENERAL RELEASE
STEVE OKLAND (hereinafter “OKLAND” or “Employee”) and THE SPECTRANETICS CORPORATION (hereinafter “the Company”) (hereinafter collectively referred to as “the Parties”) voluntarily agree to completely settle and resolve all claims OKLAND may have against the Company as of the time OKLAND executes this Settlement Agreement and General Release, in accordance with the terms of this Settlement Agreement and General Release, including, but not limited to, all issues related to or arising out of OKLAND’S employment with the Company and the cessation of OKLAND’S employment with the Company, as follows:
WHEREAS, the Parties want to avoid litigation, costs, legal fees and inconvenience;
NOW, THEREFORE, for and in consideration of the provisions, covenants and mutual promises contained herein, the Parties hereby agree as follows:
1. Payment Terms. The Company shall pay OKLAND the amounts set forth below within seven (7) days after the expiration of the seven (7) day revocation period described in Paragraph 12 below, and after receipt by the Company’s counsel of an original of this Settlement Agreement and General Release executed and dated by OKLAND. The payment (“Settlement Payment”) shall be made in the following manner:
a. The Company will pay and cause to be delivered to OKLAND a check made payable to OKLAND as severance pay in the gross amount of One Hundred Ten Thousand Four Hundred Eleven Dollars and No Cents ($110,411.00), less required payroll deductions. An IRS Form W-2 will be issued to OKLAND by the Company.
b. If OKLAND elects COBRA coverage, the Company agrees to reimburse OKLAND up to Nine Thousand Two Hundred Thirteen Dollars and Twelve Cents ($9,213.12) to assist in covering the cost of the COBRA coverage. The Company will reimburse OKLAND after receiving receipts showing payment made for contributions to his health care coverage by OKLAND. To be reimbursable, receipts must be presented by OKLAND to the Company within 30 days of when the cost was incurred by him.
c. In addition to the foregoing payment, the Company will pay OKLAND the sum of Thirty Thousand Dollars and No Cents ($30,000.00) as non-wage consideration for OKLAND’S separate commitments set forth in paragraph 4 below. This amount may be paid, at the Company’s option, either by separate check made payable to OKLAND or as an addition to the amount listed above, and the Company will issue an IRS Form 1099 reflecting this amount.
d. OKLAND acknowledges that in this Settlement Agreement and General Release, he is receiving more money, compensation and benefits than he would otherwise be entitled to receive from the Company.

2. Release.
a. To the greatest extent permitted by law, OKLAND agrees to release the Company regarding all claims he has or might have as of the time of execution of this Settlement Agreement and General Release, whether known or unknown. By way of explanation, but not limiting its completeness, OKLAND, hereby fully, finally and unconditionally releases, compromises, waives and forever discharges the Company from and for any and all claims, liabilities, suits, discrimination or other charges, personal injuries, demands, debts, liens, damages, costs, grievances, injuries, actions or rights of action of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, in law or in equity, which was or could have been filed with any federal, state, local or private court, agency, arbitrator or any other entity, based directly or indirectly upon OKLAND’S employment with the Company, the cessation of his employment, and any alleged act or omission to act by the Released Parties, whether related or unrelated to his employment, occurring and/or accruing prior to the execution, by OKLAND, of this Settlement Agreement and General Release. OKLAND further waives any right to any form of recovery, compensation or other remedy in any action brought by him or on his behalf.
b. Without limiting the foregoing terms, this Settlement Agreement and General Release specifically includes all claims of OKLAND. The release includes any tort, and any and all claims OKLAND may have arising from any federal, state or local constitution, statute, regulation, rule, ordinance, order, public policy, contract or common law, and all claims under the Age Discrimination in Employment Act.
c. This Settlement Agreement and General Release includes and extinguishes all claims OKLAND may have for equitable and legal relief, attorneys’ fees and costs. More particularly, OKLAND acknowledges that this Settlement Agreement and General Release is intended to be a resolution of disputed claims and that OKLAND is not a “prevailing party.” Moreover, OKLAND specifically intends and agrees that this Agreement and Release fully contemplates claims for attorney’s fees and costs, and hereby waives, compromises, releases and discharges any such claims and liens.
d. OKLAND agrees that this release includes all claims and potential claims against the Company and any affiliated companies, including their parents, subsidiaries, divisions, partners, joint ventures, sister corporations, and as intended third-party beneficiaries, their predecessors, successors, heirs and assigns, and their past, present and future owners, directors, officers, members, agents, attorneys, representatives, trustees, administrators, fiduciaries and insurers, jointly and severally, in their individual, fiduciary and corporate capacities (collectively referred to as the “Released Parties”).
e. OKLAND promises and covenants that he will not file any lawsuit against the Released Parties based upon any claim covered under the foregoing release, except that OKLAND is not prohibited from bringing any claim under the Age Discrimination in Employment Act, as amended, wherein OKLAND seeks to challenge whether he knowingly and voluntarily entered into this Settlement Agreement and General Release.
f. Nothing in this release restricts OKLAND’S right to enforce this Settlement Agreement and General Release and the promises set forth herein.
g. OKLAND acknowledges that he has (or prior to expiration of the revocation period in paragraph 12 he has) received all compensation due him, including base pay, commissions, reimbursement of expenses, vacation pay, other PTO, or the like.

3. Nonassignment. OKLAND expressly promises the Company that he has not assigned or transferred, or purported to assign or transfer, and will not assign or otherwise transfer: (a) any claims, or portions of claims, against the Released Parties (as defined in Paragraph 2); (b) any rights that he has or may have had to assert claims on his behalf or on behalf of others against the Released Parties; and (c) any right he has or may have to the Settlement Payment. OKLAND promises that any monies, benefits or other consideration he receives from the Company are not subject to any liens, garnishments, mortgages or other charges, and no one else has any claim to any portion of the Settlement Payment.
4. Non-Compete/Non-Solicitation of Employees. For good and valuable consideration, as set forth in paragraph 1(c) above, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound thereby, OKLAND agrees that for a period of two years following his separation from employment from the Company, he will not, directly or indirectly, accept employment or fees or compensation, of any kind, as an employee, contractor, consultant or otherwise, with the following companies, their parents, affiliates, subsidiaries, divisions, partners, joint ventures or sister corporations: Ev3, CSI or Pathway Medical. As soon as OKLAND becomes aware (whether he becomes aware on, before, or after his last day of employment) of prospective new employment that he may wish to take, Employee shall submit to the Company sufficient information concerning Employee’s prospective new employment so that the Company can determine whether its interests should be protected by the imposition of post-termination employment restrictions upon Employee. Employee further agrees that Employee shall provide a copy of this Agreement to any prospective employer before accepting employment with that entity or individual. Employee acknowledges that the purpose of this Paragraph is to protect the Company’s Trade Secrets.
OKLAND further agrees not to recruit, solicit, discuss, encourage, or in any way, directly or indirectly, participate in discussions or any process which may be reasonably understood to lead to the solicitation of any then current Spectranetics employee to work for any person, business or entity with which OKLAND has an employment or other professional relationship for an eighteen month period beginning on OKLAND’S last day of employment with the Company.
5. Confidentiality. OKLAND agrees that neither he nor his agents will disclose anything relating to his employment, or his separation from employment, except to his attorneys, tax advisors and immediate family, and those such persons shall be told that the information must be kept confidential. OKLAND represents further that in negotiating the terms of this potential agreement, OKLAND has not already disclosed the proposed terms to any third-parties.

6. Non Disparagement. Generally, Spectranetics will respond to inquiries concerning OKLAND that come from private entities or individuals by providing only the following information: dates of hire and separation, position history, and salary. The Parties also generally agree that neither will provide private entities or individuals with any negative information concerning the other party. Both parties, however, reserve the right, to provide all truthful information to any properly inquiring governmental body (including the Colorado Department of Labor and Unemployment) or to a private party under compulsion of a subpoena or other order of a court or tribunal of competent jurisdiction.
7. Indemnification. OKLAND agrees to indemnify and hold each of the Released Parties harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorneys’ fees, incurred by the Released Parties, or any of them, arising out of any breach of this Settlement Agreement and General Release by OKLAND, the fact that any representation made herein by OKLAND was false when made, or the Company’s successful enforcement of this Settlement Agreement and General Release against OKLAND, except that this paragraph shall not apply to a lawsuit challenging the validity of this Settlement Agreement and General Release under the Age Discrimination in Employment Act, as amended.
8. Neutral Construction. The language of all parts of this Settlement Agreement and General Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties, regardless of who drafted the Agreement.
9. Complete Agreement. This Settlement Agreement and General Release sets forth all of the terms and conditions of the agreement between the Parties concerning the subject matter hereof and any prior oral communications are superseded by this Settlement Agreement and General Release. The Parties understand and agree that all of the terms and promises of this Settlement Agreement and General Release, other than the “Whereas” clauses which are informational, are contractual and not a mere recital.
10. Effect on Previous Agreements. This Settlement Agreement and General Release supersedes any and all prior agreements, understandings and communications between the Parties, except for that certain Confidentiality Agreement entered into the by the parties on or about March 1, 2006, which agreement remains in full force and effect according to its terms, except as modified by paragraph 4, above.
11. Amendment. This Settlement Agreement and General Release may be amended only by a written document signed by OKLAND and an authorized Executive Officer of the Company.
12. Severability. In the event that any of the provisions of this Settlement Agreement and General Release are found by a judicial or other tribunal to be unenforceable, the remaining provisions of this Settlement Agreement and General Release will, at the Company’s discretion, remain enforceable.
13. Nonadmission. This Settlement Agreement and General Release is being entered into solely for the purpose of resolving any potential claims and shall not be construed as: (a) an admission by the Released Parties of any (i) liability or wrongdoing to OKLAND, (ii) breach of any agreement, or (iii) violation of a statute, law or regulation; or (b) a waiver of any defenses as to those matters within the scope of this Settlement Agreement and General Release. The Company specifically denies any liability or wrongdoing, and OKLAND agrees that he will not state, suggest or imply the contrary to anyone, either directly or indirectly, whether through counsel or otherwise.

14. Time To Consider Agreement. OKLAND understands that he has been given forty-five (45) days to consider and sign this Settlement Agreement and General Release (the “consideration period”), and OKLAND acknowledges and agrees that this consideration period has been reasonable and adequate. OKLAND will have seven (7) days from the date he signs this Settlement Agreement and General Release to revoke it if he so desires. This Settlement Agreement and General Release shall not become effective or enforceable until this seven (7) day revocation period has expired, without revocation, provided the Parties have also continued to meet all of the conditions in this Settlement Agreement and General Release. If OKLAND has not communicated his acceptance of this offer to the Company before the expiration of this consideration period, this offer automatically expires at that time, and the Company is not required to take any further action to rescind or otherwise withdraw the terms of this Agreement.
15. Right to Counsel. OKLAND acknowledges that he was informed that he has the right to consult with an attorney before signing this Settlement Agreement and General Release and that this paragraph shall constitute written notice of the right to be advised by legal counsel. Additionally, OKLAND acknowledges that he has been advised by competent legal counsel of his own choosing in connection with the review and execution of this Settlement Agreement and General Release and that he has had an opportunity to and did negotiate over the terms of this Settlement Agreement and General Release.
16. OKLAND Acknowledgment. OKLAND declares that he has completely read this Settlement Agreement and General Release and acknowledges that it is written in a manner calculated to be understood by OKLAND. OKLAND fully understands its terms and contents, including the rights and obligations hereunder, and freely, voluntarily and without coercion enters into this Settlement Agreement and General Release. Further, OKLAND agrees and acknowledges that he has had the full opportunity to investigate all matters pertaining to his claims and that the waiver and release of all rights or claims he may have under any local, state or federal law is knowing and voluntary.
PLEASE READ CAREFULLY. THIS DOCUMENT INCLUDES STEVE OKLAND’S RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE SPECTRANETICS CORPORATION

/s/ Steve Okland	By:	/s/ Roger Wertheimer
Steve Okland		Roger Wertheimer Vice President
Date: August 8, 2008		Date: August 8, 2008

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